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                                                                     EXHIBIT 4.3

                          STOCK COMPENSATION AGREEMENT
                          ----------------------------

This STOCK COMPENSATION AGREEMENT (this "Agreement") is made on this 17th day of September 2002 ("Effective Date") by and between NETGURU, INC. ("NGI") on the one side, and Akira Niwayama ("NIWAYAMA") on the other side.

                                    RECITALS

         WHEREAS, NIWAYAMA was a former consultant of NGI in Japan whose consultancy was terminated on or about June 30, 2002; and

         WHEREAS, NGI has agreed to provide NIWAYAMA with stock compensation as full and final consideration for those past services.

         NOW THEREFORE, the parties agree as follows:

1. SHARE ISSUANCE. In consideration for the past consultancy services rendered, NGI shall issue 12,500 shares of NGI's common stock to NIWAYAMA as soon as practicable. Promptly after execution of this Agreement, NGI shall instruct its transfer agent to issue the shares to NIWAYAMA. NIWAYAMA acknowledges and understands that (a) the shares to be issued to them will be "restricted securities" for purposes of federal and state securities laws and may not be sold, transferred or hypothecated in the absence of registration or qualification under those securities laws, or an exemption from registration or qualification and (b) the share certificates will bear a restrictive legend evidencing the foregoing. NGI shall instruct its transfer agent to issue five
(5) share certificates in the following respective amounts - five (5) respective certificates for 2,500 shares and thus totaling 12,500 shares. NIWAYAMA further acknowledges that he has received and had an opportunity to review NGI's Form 10-KSB for the fiscal year ended March 31, 2002 and Form 10-QSB for the quarter period ended June 30, 2002, as filed with the Securities and Exchange Commission.

2. REGISTRATION. As soon as practicable after issuance of the shares described above, NGI shall file, and shall diligently pursue effectiveness of, a registration statement on Form S-3 with the Securities and Exchange Commission registering for resale to the public the shares issued to NIWAYAMA hereunder. All costs associated with the registration shall be borne by NGI. NIWAYAMA shall provide all information regarding himself as the selling shareholder that NGI may reasonably request in connection with the preparation and filing of the registration statement. NGI will notify NIWAYAMA immediately upon receiving confirmation of effectiveness of the registration statement. NIWAYAMA shall be entitled to sell no more than 2,500 of his respective shares in any one day pursuant to the resale prospectus that will be part of the registration statement, and NIWAYAMA agrees that he will comply with the prospectus delivery requirements imposed by the Securities Act of 1933, as amended, in connection with any public resale of the shares issued hereunder. NIWAYAMA understands and


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acknowledges that NGI's transfer agent will be so instructed, and that a "stop transfer" order will be placed with the transfer agent to prevent resale's exceeding that amount. NGI agrees to maintain the effectiveness of the registration statement until such time as NIWAYAMA has sold all of the securities set forth herein. NGI represents and warrants that it is qualified to register these shares in this manner. If NGI is unable to register the shares pursuant to an S-3 Registration Statement, NGI will register the shares under an S-1 Registration Statement.

Executed as of the Effective Date set forth above.

NGI:                                     NIWAYAMA:
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NETGURU, INC.                            AKIRA NIWAYAMA
By /s/ JYOTI CHATTERJEE                   /s/ AKIRA NIWAYAMA
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Jyoti Chatterjee, President              Akira Niwayama











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